Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES PRELIMINARY 2007 RESULTS
Quincy Illinois, January 24, 2008 – Mercantile Bancorp, Inc. (AMEX: MBR) today reported preliminary unaudited net income for the year ended December 31, 2007 of approximately $10.0 million, or $1.15 per share, on approximately 8.7 million weighted average shares outstanding, compared with net income of $10.3 million, or $1.18 cents per share in 2006 (adjusted for a 3-for-2 split that occurred in December 2007). A significant reason for the year-over-year earnings difference is the company’s gains from the sale of two equity investments in startup banks in 2006. In 2007, gains from equity investment sales were $2.7 million compared with $4.3 million in 2006.
Mercantile plans to announce more detailed annual and quarterly financial information and discuss its outlook for 2008 in early February.
Total assets rose to $1.6 billion at December 31, 2007, up significantly from $1.4 billion a year ago as a result of organic growth and the acquisition of HNB Financial Services, Inc. in September 2007. The company’s loan portfolio grew to $1.2 billion at the close of 2007 compared with $1.0 billion at the end of 2006.
Interest and dividend income of $95.9 million for 2007 increased considerably from $76.2 million in 2006, fueled by greater income from commercial and residential real estate loans. Non-interest income for 2007 was approximately $13.9 million – on-par with non-interest income in 2006. However, excluding the gains from the sale of equity investments, non-interest income rose significantly in 2007 as customer service fees and income from the company’s growing equity brokerage and trust businesses grew year-over-year.
“We emerged from 2007 in sound financial shape, surpassed the $1.6 billion mark in total assets and expanded our footprint in our core Eastern Missouri — Western Illinois region with the successful acquisition of HNB Financial,” said Ted. T. Awerkamp, President and CEO. “Across the board, our loan portfolio performed well and we had relatively few problems related to non-performing consumer, business or real estate loans. This speaks well for the stability of the markets we serve and also for our loan underwriting process.
“Since the national economy continues to be soft, we felt it was prudent to increase our allowance for loan losses late in 2007, although total provision for 2007 was significantly lower than 2006. We feel confident about the markets we serve and the quality of our entire lending business. Although net income was relatively flat in 2007, in part because we had less income from the sale of investments, most of our income-producing banking categories were up year-over-year.”
Awerkamp concluded, “We feel our overall performance was very satisfactory, given the economy and the challenges being faced by so many other banks. While we plan to grow and will continue to look for lending opportunities, we will continue to exercise care in the loans we make.”
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in 10 community banks in Missouri, Georgia, Florida, North Carolina, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.

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Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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